UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                       SEC File Number: 0-17204
                                                       CUSIP Number: 45663L 40 3


                           NOTIFICATION OF LATE FILING

                                  (Check one):

[ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q [ ] Form N-SAR
[ ] Form N-CSR

                      For Period Ended: September 30, 2004

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

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PART I - Registrant Information

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Full Name of Registrant:   INFINITY, INC.

Address of Principal Executive Office (Street and Number):

1401 WEST MAIN STREET, SUITE C

City, State and Zip Code:

CHANUTE, KANSAS 66720

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PART II - Rules 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate) [X]

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual or semiannual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - Narrative
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State in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q or
N-SAR or portion thereof could not be filed within the prescribed time period.

      The Company encountered an unexpected delay in preparing its financial statements for the period. Due to the delay in preparation of the financial statements, and without incurring unreasonable effort or expense, the Company was unable to provide sufficient time for its auditors to review the subject report. The Company plans to file the subject report on November 16, 2004.

PART IV - Other Information
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      (1)   Name and telephone number of person to contact in regard to this notification.

               Jon D. Klugh     (620)        431-9210
                  (Name)      (Area Code) (Telephone No.)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer no, identify report(s).

            [X]  Yes          [ ]  No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

            [ ]    Yes         [X]  No




                                 INFINITY, INC.
                  --------------------------------------------
                  (Name of Registrant as specified in charter)

                  has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


                  Date:  November 15, 2004       By: /s/ Jon D. Klugh
                                                     ---------------------------
                                                 Name: Jon D. Klugh
                                                 Title: Chief Financial Officer